EXHIBIT 99.1

NEWS RELEASE
Visteon announces third-quarter 2008 results and additional cost reduction actions
Third Quarter Financial Summary
•	Product sales of $2.0 billion
•	Net loss of $188 million, including asset impairments and loss on divestitures of $19 million
•	EBIT-R of negative $97 million
•	Cash used by operating activities of $160 million
•	Quarter end cash balance and available liquidity of $1.3 billion
Restructuring and Other Cost Reduction Actions
Restructuring progress:
•	28 of 30 targeted actions completed
•	Additional UK actions — divestiture of interiors plant; customer agreements
•	Pennsylvania plant labor extension
Other actions:
•	Planned global salary headcount reduction of more than 800
•	Hourly workforce: reduction of 2,000; certain U.S. retiree benefit changes
VAN BUREN TOWNSHIP, Mich., Oct. 30, 2008 — Visteon Corporation (NYSE:VC) today announced third quarter 2008 results, reporting a net loss of $188 million, or $1.45 per share, on total sales of $2.11 billion. For third quarter 2007, Visteon reported a net loss of $109 million, or $0.84 per share, on sales of $2.55 billion. Third quarter 2008 product sales declined by $400 million from the same period a year ago, primarily reflecting the impact of lower customer production volumes and plant closures and divestitures. EBIT-R, as defined below, for third quarter 2008 was negative $97 million, compared with negative $33 million in third quarter 2007.
“Visteon has taken aggressive actions designed to reduce spending and control costs, and we have addressed 28 of the 30 original planned facilities under our three-year plan,” said Donald J. Stebbins, president and chief executive officer. “However, extremely difficult market conditions continue to impact the automotive industry, particularly in North America. With the current state of the credit markets and related consumer concerns, we are also seeing slowing production volumes in both Western Europe and the Asia Pacific region. As a result, we will continue to aggressively align our resources with market demand.”

Recent additional restructuring actions included the following:
•	In August, Visteon completed the sale of its interiors operations conducted at its Halewood, England, facility to International Automotive Components Group Limited Europe (IAC Europe). The Halewood facility is dedicated to the assembly and sequencing of cockpit systems and consoles to Jaguar Land Rover’s Halewood operation. Visteon’s Halewood facility had 2007 sales of approximately $150 million and operated on close to a break-even basis. The nearly 150 employees at the facility were also transferred to IAC Europe.
•	Visteon reduced hourly and salaried headcount at its facilities in Mexico. These reductions resulted from operating efficiencies and aligning headcount with lower North American production levels. Approximately 880 employees have been separated and Visteon has recorded $8 million of restructuring charges, all of which are eligible for reimbursement from the restructuring escrow account.
•	In addition, Visteon reduced its global hourly workforce by approximately 1,200 during the third quarter.
•	Visteon recently implemented a number of programs to reduce its global salaried workforce by more than 800 positions. In connection with these reduction programs, Visteon recorded charges of $25 million during the third quarter and expects total charges related to these programs to be approximately $60 million. The remaining charges, which will be recognized over the coming months, are eligible for reimbursement from the escrow account. During the third quarter, about 150 employees were separated from the company, and nearly all of the remaining affected employees are expected to depart the company by the end of the first quarter 2009. Visteon expects to realize more than $60 million of total annual savings from these actions.
•	In October, the company amended its other post-retirement employee benefits (OPEB) for certain former employees at two U.S. facilities that were closed in the past year. Visteon eliminated company-sponsored prescription drug benefits for the plants’ Medicare-eligible retirees, spouses and dependents effective Jan. 1, 2009. This revision, combined with the contract that was ratified by the union representing hourly workers at Visteon’s Pennsylvania facility (as described below), is expected to reduce OPEB liabilities by nearly $100 million. Additionally, the company expects to recognize a gain of $15 million in fourth quarter 2008 related to the curtailment of future benefit eligibility.
Update on Three-year Improvement Plan and ACH Agreements
Visteon has completed 28 of the 30 previously identified restructuring activities under its three-year improvement plan. Recently completed actions include:
•	In early October, hourly employees at Visteon’s Pennsylvania facility approved an extension of their contract with the company through March 13, 2011, which included changes related to other post-retirement employee benefits. The agreement, covering approximately 250 UAW-represented employees at the facility, significantly improves the cost structure of the facility and provides additional future flexibility for the operation.
•	In July, Visteon completed the sale of operations at its Swansea, Wales, facility to Linamar Corporation. The Swansea operation, which was Visteon’s largest in the UK, generated negative gross margin of approximately $40 million on sales of approximately $80 million during 2007. The company’s third quarter 2008 results include a $16 million loss associated with completion of this sale.

•	Also in July, Visteon finalized agreements with customers supported by its remaining UK plants to address ongoing operating losses.
•	In August, Visteon amended a number of agreements with Ford Motor Company and Automotive Components Holdings, LLC (ACH) initially related to the 2005 ACH-related transactions. The reimbursement agreement with Ford was amended to require Ford to reimburse Visteon for certain severance and other qualifying benefits, as defined in such agreement, relating to the termination of salaried employees leased to ACH, without a cap or cost sharing by Visteon. The escrow agreement with Ford was amended to provide an additional $50 million of restructuring funds into the escrow account for first-dollar funding of restructuring and other qualifying expenses.
Third Quarter 2008 Results
For third quarter 2008, total sales were $2.11 billion, including product sales of $2.01 billion and services revenue of $100 million. Product sales decreased by about $400 million year-over-year as lower production and sourcing actions net of new business reduced sales by about $275 million, divestitures and closures reduced sales by about $200 million and favorable foreign currency of approximately $75 million was a partial offset. The company experienced lower sales across all of the regions in which it operates, reflecting decreased production volumes by its key customers. The largest reduction occurred in North America, where Ford production was lower by approximately 30 percent and Nissan truck production was lower by more than 60 percent.
Product gross margin for third quarter 2008 was $42 million, compared with $97 million a year earlier. Favorable net cost performance, including restructuring savings, was more than offset by the impact of lower product sales.
For third quarter 2008, the company reported a net loss of $188 million, or $1.45 per share. This compares with a net loss of $109 million, or $0.84 per share, in the same period a year ago. Third quarter 2008 results include asset impairments and loss on divestitures of $19 million and $42 million in restructuring expenses, of which $39 million is reimbursable from the escrow account. Third quarter results for 2007 included $14 million of asset impairments and $27 million of restructuring expenses that were reimbursable from the escrow account. The provision for income taxes was $31 million for the third quarter 2008, compared with $20 million in the same period a year ago. EBIT-R for third quarter 2008 was negative $97 million, compared with negative $33 million in the prior year.
Nine Month 2008 Results
For the first nine months of 2008, sales from continuing operations were $7.88 billion, including $7.53 billion of product sales. Product sales decreased $471 million from the first nine months of 2007, as divestitures and closures of approximately $800 million and volume and sourcing of approximately $105 million were partially offset by nearly $420 million of favorable foreign currency. Services revenue for the first nine months of $345 million decreased $62 million from the same period in 2007.
Product gross margin for the first nine months of 2008 was $466 million, increasing $100 million from the same period a year ago. This increase reflects positive net cost performance and favorable currency, partially offset by the impact of lower production volumes and plant closures and divestitures.

Visteon reported a net loss of $335 million or $2.59 per share for the first nine months of 2008, compared with a net loss of $329 million, or $2.54 per share, for the same period a year ago. First nine month results for 2008 included $117 million of restructuring expenses and $81 million of reimbursements from the escrow account, and $70 million of asset impairments and loss on divestitures. The company’s provision for income taxes totaled $131 million for the first nine months of 2008, an increase of $66 million from the same period a year ago. EBIT-R increased $96 million from the first nine months of 2007 to a positive $32 million.
Cash Flow and Liquidity
Cash used by operating activities totaled $160 million for third quarter 2008, compared with $53 million for the same period a year ago. Capital expenditures were $76 million for the quarter, compared with $88 million in third quarter 2007. Free cash flow was negative $236 million for third quarter 2008, compared with negative $141 million for the same period in 2007.
Visteon used $153 million of cash from operations for the first nine months of 2008, compared with $38 million for the first nine months of 2007. Capital expenditures of $230 million through Sept. 30, 2008, were $2 million lower than in the first nine months of 2007. For the first nine months of 2008, free cash flow was a use of $383 million, compared with a use of $270 million for the same period a year ago.
As of Sept. 30, 2008, Visteon had cash balances totaling $1.13 billion and total debt of $2.59 billion. Additionally, no amounts were drawn on the company’s asset-based U.S. revolving credit facility. Letters of credit issued under this facility totaled $55 million, leaving an additional $170 million of availability as of Sept. 30, 2008. Additionally, the company had availability under its European receivables securitization facility of $114 million, of which $93 million was outstanding. The European receivables securitization facility was amended as of Oct. 30, 2008, to provide for both additional availability and flexibility under the structure.
New Business Wins
Visteon continues to win new business from a diverse group of customers across each of its key product lines. During third quarter 2008, Visteon won approximately $200 million of new business, bringing total year-to-date new business wins to $465 million. Nearly half of the year-to-date wins are in climate products, and more than one-third are in electronics products. On a regional basis the wins were well-balanced as 37 percent were in North America; Asia Pacific and Europe each represented about one-quarter of the wins; and South America accounted for the remainder.
“Customer decisions regarding the timing of new business awards and the cancellation of certain programs have led to slightly lower than expected new wins for 2008,” Stebbins said. “Still, our wins during the third quarter were greater than we had planned. Our continued success in winning new business from customers around the world speaks to the strength of Visteon’s product capability and global engineering and manufacturing footprints. In addition to the new business wins, we continue to be extremely successful in obtaining awards for business on which we are the incumbent supplier.”
Full-Year 2008 Outlook
Visteon is adjusting its full year 2008 product sales outlook from $10.0 billion to $9.4 billion, reflecting lower production volumes in both North America and Europe for its key customers, as well as the impact of a strengthening U.S. dollar. Full-year 2008 EBIT-R is now expected to be approximately $(25) million and free cash flow is expected to be a use of $375 million to $425 million.

“We expect the fourth quarter to continue to be pressured as the difficulties in the global financial markets have impacted consumer demand for vehicles and led to significantly lower OEM production volumes,” Stebbins said. “Given the continued uncertainty surrounding the global production environment, the company is no longer providing financial guidance for 2009. Visteon will continue to take significant actions in this difficult environment.”
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 27 countries and employs approximately 35,500 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the financial condition of our customers and the effects of reorganization, consolidation and/or restructuring plans that may be announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; our ability to meet the continued listing standards of the New York Stock Exchange; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarterly period ended Sept. 30, 2008.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2008 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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Visteon news releases, photographs and product specification details are available at www.visteon.com
Contacts:

Media:	Investors:
Jim Fisher	Derek Fiebig
734-710-5557	734-710-5800
jfishe89@visteon.com	dfiebig@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Net sales
Products	$2,010	$2,410	$7,530	$8,001
Services	100	136	345	407

	2,110	2,546	7,875	8,408

Cost of sales
Products	1,968	2,313	7,064	7,635
Services	99	134	342	402

	2,067	2,447	7,406	8,037

Gross margin	43	99	469	371

Selling, general and administrative expenses	138	131	442	445
Restructuring expenses	42	27	117	89
Reimbursement from Escrow Account	39	27	81	109
Asset impairments and loss on divestitures	19	14	70	65

Operating loss	(117)	(46)	(79)	(119)

Interest expense, net	38	42	122	123
Equity in net income of non-consolidated affiliates	5	11	35	34

Loss from continuing operations before income taxes and minority interests	(150)	(77)	(166)	(208)

Provision for income taxes	31	20	131	65
Minority interests in consolidated subsidiaries	7	12	38	32

Net loss from continuing operations	(188)	(109)	(335)	(305)

Loss from discontinued operations, net of tax	—	—	—	24

Net loss	$(188)	$(109)	$(335)	$(329)

Per share data:

Basic and diluted loss per share from continuing operations	$(1.45)	$(0.84)	$(2.59)	$(2.36)
Loss from discontinued operations, net of tax	—	—	—	(0.18)

Basic and diluted loss per share	$(1.45)	$(0.84)	$(2.59)	$(2.54)

Average shares outstanding (millions)
Basic	129.4	129.7	129.5	129.4
Diluted	129.4	129.7	129.5	129.4

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	September 30	December 31
	2008	2007
ASSETS

Cash and equivalents	$1,133	$1,758
Accounts receivable, net	1,020	1,150
Interests in accounts receivable transferred	237	434
Inventories, net	429	495
Other current assets	314	235

Total current assets	3,133	4,072

Property and equipment, net	2,486	2,793
Equity in net assets of non-consolidated affiliates	226	218
Other non-current assets	96	122

Total assets	$5,941	$7,205

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$97	$95
Accounts payable	1,331	1,766
Accrued employee liabilities	271	316
Other current liabilities	319	351

Total current liabilities	2,018	2,528

Long-term debt	2,492	2,745
Postretirement benefits other than pensions	584	624
Employee benefits, including pensions	539	530
Deferred income taxes	148	147
Other non-current liabilities	412	428
Minority interests in consolidated subsidiaries	278	293

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 131 million and 130 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,407	3,406
Accumulated deficit	(4,358)	(4,016)
Accumulated other comprehensive income	169	275
Other	(6)	(13)

Total shareholders’ deficit	(530)	(90)

Total liabilities and shareholders’ deficit	$5,941	$7,205

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Operating Activities

Net loss	$(188)	$(109)	$(335)	$(329)

Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	102	109	327	346
Asset impairments and loss on divestitures	19	14	70	77
Loss (Gain) on asset sales	2	(14)	(15)	(16)
Equity in net income of non-consolidated affiliates, net of dividends remitted	(4)	(14)	(30)	1
Other non-cash items	(17)	(33)	(43)	(29)
Changes in assets and liabilities:
Accounts receivable and retained interests	239	173	204	25
Inventories	1	(17)	(16)	(39)
Accounts payable	(302)	(149)	(259)	(99)
Other	(12)	(13)	(56)	25

Net cash used by operating activities	(160)	(53)	(153)	(38)

Investing Activities

Capital expenditures	(76)	(88)	(230)	(232)
Proceeds from divestitures and asset sales	6	69	65	159
Other	1	(5)	5	(6)

Net cash used by investing activities	(69)	(24)	(160)	(79)

Financing Activities

Short-term debt, net	(10)	6	24	(1)
Proceeds from debt, net of issuance costs	—	—	185	497
Principal payments on debt	(46)	(12)	(78)	(27)
Repurchase of unsecured debt securities	—	—	(337)	—
Other, including book overdrafts	(30)	14	(62)	(17)

Net cash (used by) provided from financing activities	(86)	8	(268)	452

Effect of exchange rate changes on cash	(58)	18	(44)	30

Net (decrease) increase in cash and equivalents	(373)	(51)	(625)	365

Cash and equivalents at beginning of period	1,506	1,473	1,758	1,057

Cash and equivalents at end of period	$1,133	$1,422	$1,133	$1,422

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “EBIT-R “and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure in the schedules below.
EBIT-R: EBIT-R represents net (loss) income before net interest expense and provision for income taxes and excludes asset impairments, gains and losses on business divestitures and net unreimbursed restructuring expenses and other reimbursable costs. Related amounts included in loss from discontinued operations are reflected in the totals below. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities.

	Three Months Ended		Nine Months Ended
	September 30		September 30		FY 2008
	2008	2007	2008	2007	Estimate
Net loss	$(188)	$(109)	$(335)	$(329)	$(510)

Interest expense, net	38	42	122	123	170
Provision for income taxes	31	20	131	65	170
Asset impairments and loss on divestitures	19	14	70	77	70
Restructuring and other reimbursable costs	42	27	125	121	200
Reimbursement from Escrow Account	(39)	(27)	(81)	(121)	(125)

EBIT-R	$(97)	$(33)	$32	$(64)	$(25)

EBIT-R is not a recognized term under GAAP and does not purport to be an alternative to net (loss) income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt, for planning and forecasting future periods and as a measure for compensation purposes.

	Three Months Ended		Nine Months Ended
	September 30		September 30		2008
	2008	2007	2008	2007	Estimate*
Cash used by operating activities	$(160)	$(53)	$(153)	$(38)	$(125) to (75)
Capital expenditures	(76)	(88)	(230)	(232)	(300)

Free cash flow	$(236)	$(141)	$(383)	$(270)	$(425) to (375)

Free cash flow is not a recognized term under US GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.

*	As of September 30, 2008 Visteon had $98 million of total receivable sales after adjusting for exchange. This represents a $1 million decrease from $99 million at December 31, 2007. Full year 2008 estimates are based on receivables sales equal to the December 31, 2007 level.